Exhibit 99.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”) is made and entered into, effective as of December 11, 2009 (the “Effective Date”), by and between SmartMetric, Inc., a Nevada corporation with an address at 1150 Kane Concourse, Suite 400, Bay Harbor Islands, FL 33154 (the “Optionor”), and Applied Cryptology, Inc., a Nevada corporation with an address at _____________ (the “Optionee”), with reference to the following facts:

WHEREAS, pursuant to the terms of that certain Assignment and Assumption Agreement, dated dated as of December __, 2009 (the “Assignment Agreement”), the Optionee assigned to Assignee all of Assignor’s rights, title and interest to the certain technology which is the subject of a Patent Cooperation Treaty Application filed on February 18, 2000 with the United States Patent and Trademark Office, and originally the subject of an application filed on February 18, 1999 with the Australian Patent and Trademark Office, a copy of which is annexed hereto and made a part hereof as Exhibit A, and the recipient of a patent from the United States Patent and Trademark office, dated December 4, 2001, a copy of which is annexed hereto and made a part hereof as Exhibit B, including adaptations, derivatives of, and current and future technological developments; and

WHEREAS, the Optionor has agreed to grant to Optionee an option to purchase the Patent from Optionor for 100,000 shares of the Optionor’s Series B Preferred Stock, only in the event that Optionor fails to generate at least $1,000,000 in gross revenues attributable to the Patent at the conclusion of 24 months from the date of Assignment Agreement in accordance with the terms hereof.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, receipt which is hereby acknowledged, Optionor hereby grant to Optionee the following option:

Section 1. Grant of Option.  Subject to the terms and conditions set forth below, the Optionor hereby grants to Optionee the right to receive from the Optionor (the “Option”) the Patent if, and only if, the Optionor fails to generate at least $1,000,000 in gross revenues within twenty-four (24) months from the date hereof.

Section 2. Termination of Option.  This Option will terminate in all respects, and all rights and options to receive the Patent hereunder will terminate on the twenty-four month anniversary of this Agreement.

Section 3. Rights of Optionee.  Optionee will not, by virtue of the grant of this Option to the Optionee, be deemed to be the owner of the Patent to be delivered under this Option or to be entitled to the rights or privileges of a holder of such Patent unless and until this Option has been exercised with respect to such Patent and it has been transferred pursuant to the exercise of this Option.  Nothing herein contained will impose any obligation upon the Optionee to exercise this Option.

Section 4. Transfer and Termination.   Optionee may not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of all or any portion of the Option other than by will or the laws of descent and distribution.

Section 5. Tax Withholding.  To the extent that the exercise of the Option gives rise to an obligation on the part of the Optionor to withhold income tax from amounts otherwise to be paid to Optionee, the Optionor shall do so on such terms and in accordance with such procedures as may be required under applicable law.

SECTION 6. MISCELLANEOUS.

(a) Notices.  All notices permitted or required by this Agreement shall be in writing and shall be deemed to be delivered and received (i) when personally delivered, or (ii) on the day on which sent by facsimile, electronic mail, or other similar device generating a receipt evidencing a successful transmission (provided that on that same date a copy of the notice is deposited in the United States mail, first-class-certified mail, postage prepaid), or (iii) on the second (2nd) business day after the day on which deposited in the United States mail, first-class-certified mail, postage prepaid, transmitted or addressed to the person for whom intended, at the facsimile number, email address, or mailing address appearing in the preamble of this Agreement, or such other facsimile number, email address, or mailing address, notice of which is given in the manner contemplated by this Section 8(a).

(b) Governing Law.  This Option shall be governed by the laws of the State of New York.

(c) Governmental and Other Regulations Governing Law.  The Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Optionee agrees that he will not exercise the Option sold hereby nor will the Optionor be obligated to transfer any shares of stock hereunder if the exercise thereof or the transfer of such shares, as the case may be, would constitute a violation by the Optionee or the Optionor of any such law, regulation or order or any provision thereof.  The Optionor will not be obligated to take any affirmative action in order to cause the exercise of this Option or the issuance of shares pursuant hereto to comply with any such law, regulation, order or provision.

(d) Successors and Assigns.  This Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Optionor and the successors and permitted assigns of Holder.

(e) Amendment.  This Option may be modified or amended or the provisions hereof waived with the written consent of the Optionor and the Optionee.

(f) Severability.  Wherever possible, each provision of this Option shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Option.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Agreement to be executed as of the Effective Date.

SMARTMETRIC, INC.

OPTIONOR:	By:	/s/
Name
Title

APPLIED CRYPTOLOGY, INC.

OPTIONEE:	By:	/s/
Name
Title

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